UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
January 3, 2025

NEOGENOMICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35756	74-2897368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9490 NeoGenomics Way,	Fort Myers,	Florida	33912
(Address of principal executive offices)			(Zip Code)
(239) 768-0600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock ($0.001 par value)	NEO	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE
This current report on Form 8-K/A is being filed as an amendment (this "Amendment No. 1") to the Current Report on Form 8-K filed by NeoGenomics, Inc. (the "Company") with the Securities and Exchange Commission on January 3, 2025 (the "Original Report") to describe the employment agreement entered into between the Company and Mr. Anthony Zook. Except as set forth herein, this Amendment No. 1 does not amend, modify or update the disclosure contained in the Original Report.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with Mr. Zook's appointment as Chief Executive Officer, the Company entered into an employment agreement with Mr. Zook on April 1, 2025 (the "Employment Agreement"). Pursuant to the Employment Agreement, as previously disclosed in the Original Report, Mr. Zook's annual base salary will be $850,000 per year beginning on April 1, 2025, subject to adjustment by the Board of Directors of the Company (the "Board") or the Culture and Compensation Committee (the "Compensation Committee") of the Board, and Mr. Zook will have a target annual incentive bonus of 100% of Mr. Zook's annual salary based on Mr. Zook’s performance and/or the Company’s performance against goals established by the Board or the Compensation Committee. In addition, Mr. Zook will be eligible to receive annual equity incentive awards with an aggregate target value of approximately $8,000,000, with approximately one-half of the grant to be in the form of restricted stock and one-half in the form of premium-priced stock options, to be granted at the discretion of the Compensation Committee.
Mr. Zook is eligible to participate in the benefit plans and programs generally available to the Company's employees, except to the extent such plans are duplicative of other benefits otherwise provided to executive officers. Mr. Zook will also be entitled to reimbursement of all reasonable business expenses incurred or paid by him in the performance of his duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions set by the Company from time to time and to such reasonable substantiation and documentation as may be specified by the Company from time to time. If Mr. Zook is terminated without cause or if Mr. Zook terminates his employment for good reason, the Company agreed to provide to Mr. Zook as severance: (i) an amount equal to one times his base salary, (ii) an amount equal to one times his target bonus, (iii) if Mr. Zook timely elects to continue health plan coverage under COBRA, reimbursement of premiums to continue health care benefits coverage under COBRA for the twelve months following the date of Mr. Zook's termination and (iv) accelerated vesting for time-based equity awards that would have vested within twelve months of the termination date.
If Mr. Zook's employment is terminated without cause or if Mr. Zook terminates his employment for good reason during the twenty-four month period that follows, or the three-month period that precedes, a change in control (as defined in the Employment Agreement), in lieu of the severance described above, subject to his execution of a release agreement in favor of the Company, the Company agreed to provide to Mr. Zook as severance: (i) an amount equal to two times his base salary, (ii) an amount equal to one times his target bonus, (iii) if Mr. Zook timely elects to continue health plan coverage under COBRA, reimbursement of premiums to continue health care benefits coverage under COBRA for the twelve months following the date of Mr. Zook's termination and (iv) accelerated vesting of all time-based equity awards.
The summary of the Employment Agreement set forth above does not purport to be a complete statement of the terms of such document. The summary is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K/A.

Item 9.01	Financial Statements and Exhibits.

(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Exhibits.

10.1	Employment Agreement effective April 1, 2025, by and between NeoGenomics, Inc. and Anthony Zook.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGENOMICS, INC.

Date:	March 31, 2025	By:	/s/ Jeffrey S. Sherman
		Name:	Jeffrey S. Sherman
		Title:	Chief Financial Officer